UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2005

SunPower Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51593	94-3008969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Indio Way Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 991-0900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Registrant entered into an Amendment to its Supply Agreement with Conergy AG on December 22, 2005 (the “Amendment”), which amended the Supply Agreement between such parties dated April 17, 2004 (the “Supply Agreement”). The Securities and Exchange Commission previously granted confidential treatment for portions of the Supply Agreement. The Registrant intends to seek confidential treatment for those portions of the Amendment that modify provisions of the Supply Agreement for which confidential treatment was granted.

The Amendment amended the terms of the Supply Agreement as follows:

a) The volume, price and delivery schedule of products sold by the Registrant to Conergy AG have been modified;

b) The products for which Conergy AG is granted the exclusive right to market in the European Union have been modified;

c) The delivery terms are modified to provide that delivery is FCA the Registrant’s factory in China;

d) The penalties for non-performance provided in the Supply Agreement for the Supply of Modules are no longer applicable; and

e) The term of the Supply Agreement was extended through 2006. However, if the parties are unable to agree to pricing for certain intermediate periods, then the Registrant may limit certain of Conergy AG’s rights under the Supply Agreement or, in certain cases terminate the Supply Agreement.

The parties also agreed to meet on or around June 30, 2006 to discuss the possibility of SunPower supplying additional product to Conergy during the second half of calendar year 2006. The parties further agreed to meet on or around March 31, 2006 to discuss a multi-year strategic partnership.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION (Registrant)

Date: December 28, 2005	By:	/s/ THOMAS H. WERNER
Thomas H. Werner
Chief Executive Officer